EXHIBIT 8.2.3.

MORGAN BEAUMONT SIGNS AGREEMENT WITH RECARGA EXPRESS S.L.

[PR Newswire	2006-06-15]

Begins international expansion with addition of SIRE Network POPs in Spain

BRADENTON, Fla., June 15 /PRNewswire-FirstCall/ -- Morgan Beaumont, Inc. (OTC Bulletin Board: MBEU), a premier technology solution provider to the stored value and prepaid card market and owner of the SIRE Network(TM), today announced it has signed an agreement with Recargaexpress S.L., a leading prepaid electronic transaction and telecommunications company in Spain, whereby the SIRE Network, with over 100,000 locations in the United States, will serve as a purchase and loading point for Recargaexpress’ customers in the United States.

As part of the agreement, Recargaexpress’ Spanish network of 7500 direct retail locations will become part of the SIRE Network, and an additional 40,000 indirect retail locations will have the opportunity to opt-in and become part of the SIRE Network. Additionally, Morgan Beaumont will be working with Recargaexpress to develop an international stored value product that will offer a number of value added services designed for the international consumer, including local and long distance calling, mobile “top-up,” bill payment, utility payments and access to funds.

“Recargaexpress is enthusiastic about this new partnership,” states Juan Carlos Carrillo, President of Recargaexpress S.L. “We view it as an opportunity to not only offer a much needed product for the five percent of the Spanish population without a banking relationship, but to also reach the Spanish nationals visiting or residing in the United States.”

Cliff Wildes, CEO of Morgan Beaumont, stated, “This is our first step into the international arena, and we are excited to be working with Recargaexpress. As a leading prepaid company in Spain, they are definitely on the ‘cutting edge,’ and I think they will be a great partner for Morgan Beaumont as we develop products to appeal to the international consumer.”

Furthermore, MBI Services Group LLC, Morgan Beaumont’s wholly-owned subsidiary, will be signing a carrier inter-exchange agreement to originate and terminate traffic with itel2 Telecommunication, Recargaexpress’ licensed telecommunications company in Spain.

These agreements underline Morgan Beaumont’s intention to expand the SIRE Network -- a unique, flexible and open network, offering unique functionalities providing business solutions that span not only the prime and sub-prime consumer in the United States, but also the international consumer around the world -- into the global stored value market place.

About Recargaexpress S.L.

Recargaexpress S.L., a leading prepaid electronic transaction and telecommunications company in Spain, with more than 7,500 direct points of sale and 40,000 indirect points of sale. Recargaexpress has become a bridge, consolidating multiple providers, vendors and distributors to offer a “one- stop” shopping solution for the loading and reloading of services worldwide. Recargaexpress is part of the Idea Soluciones Group of companies, one of Spain’s fastest growing companies in the payments processing and telecommunications industries. To learn more about Recargaexpress, please visit http://www.recargaexpress.com.

About Morgan Beaumont, Inc.

Morgan Beaumont, Inc. is a Technology Solutions Company located in Bradenton, Florida, and is one of the premier providers of Stored Value and Prepaid Card Solutions in the United States. The company has developed the SIRE Network(TM), a secure, reliable, point of sale (POS) and PC based software platform that connects retail merchants with multiple stored value/prepaid card processors and issuing banks, in addition to private transaction networks and IVR and CRM technology. The company owns and operates the SIRE Network as a standardized, national network of Stored Value and Prepaid Card cash load stations located throughout the United States. To learn more about Morgan Beaumont, please visit http://www.morganbeaumont.com.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Statements about the expected future prospects of our business and all other statements in this release other than historical facts, constitute forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “would,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: general economic and market conditions, including the lingering effects of the economic slowdown and services revenue; the overall condition of the bank card industry, including the effect of any further consolidation among financial services firms; the regulatory, credit and market risks associated with our operations; the integration of acquired businesses, the performance of our businesses; the effect of war, terrorism or catastrophic events; the timing and magnitude of sales; the timing and scope of technological advances; the ability to retain and attract customers and key personnel; and the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents. The factors described in this paragraph and other factors that may affect our business or future financial results and when applicable, are discussed in our filings with the Securities and Exchange Commission, including our Form 10-K, a copy of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

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